                                                                     EXHIBIT 11

                        TOTAL RENAL CARE HOLDINGS, INC.

COMPUTATION OF NET INCOME PER COMMON SHARE AND PRO FORMA NET INCOME PER COMMON
                                     SHARE

  During the period from October 1, 1994 to November 2, 1995 the Company issued approximately 2,190,000 shares of Common Stock and options at prices significantly below the offering price of the Company's initial public offering. Such shares and common stock equivalents have been included in the number of shares outstanding from June 1, 1994 (including the quarter and six months ended June 30, 1995) until November 2, 1995 using the Treasury Stock method using the actual offering price of $15.50 per share.

                                           SEVEN MONTHS ENDED            NINE MONTHS ENDED
                                        --------------------------  ---------------------------
                           YEAR ENDED   DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30, SEPTEMBER 30,
                          MAY 31, 1995      1994          1995          1995          1996
                          ------------  ------------  ------------  ------------- -------------
Net income:
  As reported...........  $ 4,852,000   $ 2,650,000   $ 3,912,000    $ 5,384,000   $8,838,000
Pro forma adjustments:
 (1)
  Increase in general
   and administration
   expenses.............     (625,000)     (625,000)
  Increase in interest
   expense..............   (1,811,000)   (1,811,000)
  Increase in
   amortization expense.     (105,000)     (105,000)
  Increase in other
   fees.................      (42,000)      (42,000)
  Decrease in provision
   for income taxes.....    1,032,000     1,032,000
                          -----------   -----------   -----------    -----------   ----------
    Pro forma net
     income.............  $ 3,301,000   $ 1,099,000   $ 3,912,000    $ 5,384,000   $8,838,000
                          ===========   ===========   ===========    ===========   ==========
Applicable common
 shares:
  Average outstanding
   during the period
   (2)..................   12,850,000    12,554,000    16,637,000     13,247,000   24,700,000
  Average mandatorily
   redeemable common
   shares outstanding
   during the period....      794,000       794,000                      794,000
  Outstanding stock
   options (3)..........    1,747,000     1,111,000     1,264,000      1,511,000      788,000
  Reduction in shares in
   connection with notes
   receivable from
   employees (3)........     (111,000)      (78,000)      (77,000)      (125,000)     (79,000)
                          -----------   -----------   -----------    -----------   ----------
    Adjusted weighted
     average number of
     common and common
     share equivalent
     shares outstanding.   15,280,000    14,381,000    17,824,000     15,427,000   25,409,000
                          ===========   ===========   ===========    ===========   ==========
Net income per common                                       $0.22          $0.35        $0.35
 share..................                                    =====          =====        =====
Pro forma net income per        $0.22         $0.08
 common share...........        =====         =====
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(1) Pro forma adjustments give effect to the August 1994 recapitalization transaction as if it had occurred on June 1, 1994.
(2) Average shares outstanding give effect to the shares issued as part of the
    August 1994 recapitalization transaction as if these shares were issued on
    June 1, 1994 and the issuance of cheap stock.
(3) Based on the treasury stock method.